EXHIBIT (l)(2)

                              SEED MONEY AGREEMENT


     SEED MONEY AGREEMENT (the "Agreement") made as of this 1st day of August, 2002 by and between Teachers Insurance and Annuity Association of America ("TIAA"), a corporation existing under the laws of the State of New York, and TIAA-CREF Institutional Mutual Funds ("Mutual Funds"), a Delaware Business Trust.

     1. TIAA hereby agrees to invest in the Mutual Funds the sum of $592,300,000 on September 3rd or as soon thereafter as practicable.

     2. In consideration for such investment and without deduction of any charges, the Mutual Funds shall credit TIAA with such shares, of which TIAA shall be the owner, in each Series and class of the Mutual Funds in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of each Series and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that Series. The value of such shares in each series other than the Money Market Fund on the day the initial investment is made shall be $10.00. The value of a share in the Money Market Fund shall be $1.00.

     3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

     4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of shares of the applicable series of the Mutual Funds next determined after the Mutual Funds receives TIAA's proper notice of redemption.

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     5. TIAA may purchase, and the Mutual Funds may issue, additional shares as the parties may agree.

     6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

                                     TEACHERS INSURANCE AND
                                     ANNUITY ASSOCIATION OF AMERICA


                                     By:  /s/ JOHN A. SOMERS
                                          -------------------------------------
                                          Title: Executive Vice President


                                     TIAA-CREF INSTITUTIONAL
                                     MUTUAL FUNDS


                                     By:  /s/ MARTIN E. GALT, III
                                          -------------------------------------
                                          Title: President